Exhibit 10.8

This Licence to Use Office Space (this “Agreement”) is made on [ ] August 2020.

Between:

(1)	MaplesFS Limited, whose principal office is at PO Box 1093, Boundary Hall, Cricket Square, Grand Cayman, KY1-1102, Cayman Islands (“MaplesFS”); and

(2)

Burgundy Technology Acquisition Corporation, a company incorporated with limited liability under the laws of the Cayman Islands, with its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Licensee”).

Whereas:

(A)	MaplesFS occupies office space in Boundary Hall, Cricket Square, George Town, Grand Cayman, Cayman Islands;

(B)	The Licensee has requested MaplesFS to provide it with the non-exclusive use of office space which MaplesFS has agreed to do subject to the terms and conditions of this Agreement; and

(C)	MaplesFS is licensed by the Cayman Islands Monetary Authority whose contact details are available at www.cima.ky.

Now it is agreed as follows:

1	Definitions

In this Agreement the following capitalised words and expressions shall have the following meanings:

1.1	The “Accessways” means the roads, paths, entrance halls, corridors, lifts and staircases of the Building the use of which is necessary to obtain access to and egress from the Office Space.

1.2

The “Building” means Boundary Hall, Cricket Square or such other building in the Cayman Islands as MaplesFS may from time to time in its absolute discretion designate on 30 days’ notice to the Licensee.

1.3

The “Designated Hours” mean 9 a.m. to 5 p.m., Mondays to Fridays inclusive, but not including any recognised or observed public holidays in the Cayman Islands, or such other hours as MaplesFS and the Licensee may from time to time otherwise agree.

1.4	The “Effective Date” means the date of this Agreement.

1.5

“Maples Group” means MaplesFS and all other direct and indirect subsidiaries of Maples International Holdings Limited as well as the Cayman Islands partnership known as The Maples Group Partnership, and all the entities and undertakings using the name “Maples”, “Maples and Calder” or “MaplesFS”, including any derivation thereof, listed at www.maples.com/legalnotices.

1.6

The “Office Space” means the area of the Building shown and edged in yellow on the plan attached to this Agreement or such other space within the Building or elsewhere in the Cayman Islands as MaplesFS may from time to time in its absolute discretion designate on 30 days’ notice to the Licensee.

1.7	The “Office Equipment” has the meaning given to it in Clause 4 below.

1.8	The “Period” means the period from the date of this Agreement until the date on which this Agreement is terminated in accordance with its terms.

2	Interpretation

2.1	In this Agreement:

(a)	any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Agreement;

(b)	the Clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

(c)	use of the singular includes the plural and vice versa;

(d)	use of any gender includes the other gender;

(e)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(f)

references to any document or agreement are to be construed as references to such document or agreement as is in force for the time being and as amended, varied, supplemented, substituted or novated from time to time.

3	The license

3.1

MaplesFS hereby gives to the Licensee the non-exclusive right for the Period and during the Designated Hours, in common with MaplesFS and other clients of MaplesFS (so far as is not inconsistent with the rights given to the Licensee), to use the Office Space and Office Equipment (as defined below) in connection with the Licensee’s lawful business and to use the Accessways of the Building for access to and egress from the Office Space.

3.2

The Licensee may not licence or sub-lease the Office Space to any other entity or person nor assign this Agreement without the prior written consent of MaplesFS. MaplesFS may not assign this Agreement save to an affiliate of MaplesFS in the Cayman Islands as part of any re-organisation or re-structuring following reasonable notice to the Licensee.

4	Furnishings and equipment

4.1

At the cost of MaplesFS, the Office Space will be equipped with the following furnishings and equipment for the non-exclusive use of the Licensee and employees of the Licensee: a desk, a chair, scanning and fax equipment, printing and copying equipment, a landline telephone with conferencing facility, shelving and/or other document storage space (the “Office Equipment”). MaplesFS will keep the Office Space clean.

4.2	MaplesFS will also make available, at the cost of the Licensee and if required in writing by the Licensee, basic stationary and postage and courier services.

4.3	MaplesFS will also make available meeting rooms available to the Licensee should it be required for meetings of the Licensee’s directors, officers and/or members.

5	License fees

5.1	The Licensee shall pay to MaplesFS a fee (the “Annual Fee”) of US$7,200 per annum payable within 30 days of the date of the relevant invoice.

5.2

The Annual Fee will be payable on a pro-rata basis for any part years. Upon termination of this Agreement other than at the end of a calendar year, MaplesFS shall promptly refund to the Licensee (without interest) the relevant pro rata proportion of the Annual Fee paid in advance by the Licensee in respect of such calendar year calculated from the Licensee’s final date of occupancy to the end of such calendar year.

5.3

The Annual Fee set forth in Clause 5.1 shall apply for 2020. The Annual Fee shall increase automatically by 5% (from the then-current amount) upon the two-year anniversary of the Effective Date, and each subsequent two-year anniversary of the Effective Date thereafter. Otherwise, the Annual Fee may be increased as agreed by the parties.

6	Additional fees

6.1	In addition to the Annual Fee, the Licensee will pay or reimburse MaplesFS for the following duly evidenced costs:

(a)	long distance communication charges relating to the telephone line provided by MaplesFS under Clause 4.1 on demand as and when billed by the relevant telecom provider;

(b)	use of stationary and postage and courier facilities.

6.2

Except as provided for under Clause 6.1, MaplesFS will bear the costs of all other reasonable costs arising from the use by the Licensee of the Office Space and Office Equipment provided under this Agreement.

7	General terms

7.1

Consent for chattels - the Licensee must not bring any furniture, equipment, goods or chattels into the Building or the Office Space without the prior consent of MaplesFS. The Licensee must give MaplesFS reasonable notice in advance of any delivery of any furniture, equipment, goods or chattels to the Building and Office Space which might disrupt others within the Building including but not limited to MaplesFS.

7.2

Condition of property - the Licensee must keep the Office Space tidy and clear of rubbish during the term of this Agreement and must leave it in a tidy condition and free of the Licensee’s furniture, equipment, goods and chattels (other than as provided by MaplesFS under Clause 4.1) at the end of the Period.

7.3	Accessways - the Licensee must not obstruct the Accessways, or make them dirty or untidy, or leave any rubbish on them.

7.4	Signs and notices - the Licensee must not display any signs or notices outside the Office Space without the prior consent of MaplesFS.

7.5

Nuisance - the Licensee must not use the Office Space or the Accessways in such a way as to cause any nuisance, damage, disturbance, annoyance, inconvenience or interference to the Building, the Office Space or occupants of the same or any neighbours.

7.6

Statutory requirements and insurance - the Licensee must not do anything that will or might constitute a breach of any statutory requirement affecting the Building or the Office Space or that will or might wholly or partly vitiate any insurance contracts regarding the Building or the Office Space from time to time.

7.7

Indemnity - The Licensee agrees to indemnify and hold harmless MaplesFS, its successors and assigns and their respective directors, officers, shareholders, employees and agents, and, where any of these are companies, their respective directors, officers, shareholders, employees and agents (collectively, the “Indemnified Persons”) and each of them, as the case may be, against all liabilities, obligations, losses, damages, penalties, actions, proceedings, claims, judgments, demands, costs, expenses or disbursements of any kind (including legal fees and expenses), whatsoever which they or any of them may incur or be subject to in consequence of this Agreement or as a result of the provision of the Office Space or Office Equipment or resulting or otherwise arising in any way from any breach of this Agreement by the Licensee.

7.8

Rules and regulations - the Licensee must observe any rules or regulations applying to the Building or the Office Space as notified to the Licensee from time to time relating to the Licensee’s use of the Office Space and/or the Accessways.

7.9

Observation of restrictions - the Licensee must not do, or permit or suffer any person exercising or purporting to exercise the rights given to it under this Agreement, anything on or in relation to the Building, the Accessways or the Office Space that would or might cause any damage or any kind whatsoever or impede MaplesFS, or its employees, servants or agents, in the exercise of its rights in relation to the Building, Accessways and the Office Space.

7.10	Non - Exclusivity - the Office Space is not for the sole use of the Licensee and its employees, servants or agents.

7.11	Termination - this Agreement may be terminated:

(a)	immediately on notice to the Licensee at any time following any material breach by the Licensee of the terms of this Agreement; or

(b)	on not less than 30 days’ written notice by one party to the other party.

7.12

Liability excluded - No Indemnified Person is or shall be liable for the death of, or injury to the Licensee or its employees, servants or agents, or for damage to any property caused by the Licensee or its employees, servants, agents or invitees duly invited by the Licensee and the Licensee agrees to indemnify and hold harmless all Indemnified Persons for the same.

8	Confidential Information

Each party undertakes that it will not at any time hereafter use, divulge or communicate to any person, except to its professional representatives or advisers or as may be required to be disclosed by any applicable law or required to be disclosed to, or is accessible by, any stock exchange or governmental, judicial, regulatory or supervisory body or authority, any confidential information concerning the business or affairs of the other party or of any member of the group of companies or other entities to which the other party belongs which may have or may in future come to its knowledge and each of the parties shall use its reasonable endeavours to prevent the publication or disclosure of any confidential information concerning such matters.

9	Notices

9.1

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be served by delivery by hand or by email or by reputable courier service and shall be deemed given, if sent by hand, when delivered, if sent by email upon the date stated in the incoming email or, if sent by courier service, on delivery by the relevant courier service, in each case, to the address set out in Clause 9.2 below or such other address as is notified by the relevant person from time to time, provided that a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt shall only be deemed to be given on the next working day in that place.

9.2	The address and email address of the parties for the purposes of Clause 9.1 are:

The Licensee

c/o Burgundy Technology Acquisition Corporation

PO Box 1093

Boundary Hall, Cricket Square

Grand Cayman, KY1-1102

Cayman Islands

For the attention of:     James Scott Mackey

Email address:         jim.mackey@burgundytechnology.com

MaplesFS Limited

For the attention of:     Global Head of Fiduciary Services

Email address:     cayman@maples.com

10	Complaints

If the Licensee has any complaint about any aspect of the service being provided under this Agreement, it should raise its concern with its usual Maples Group contact. If the complaint is not thereafter resolved to the Licensee’s satisfaction, the Licensee should email the compliant to notices@maples.com and the complaint will be considered by the head of the applicable operating division.

11	Data Protection

If and to the extent MaplesFS is required to process information which: (i) constitutes “personal data” as defined in section 2 of the Data Protection Law, 2017 (“DPL”); and (ii) is disclosed to or otherwise made available to MaplesFS by or on behalf of the Licensee, the Licensee acknowledges and agrees that MaplesFS acts as a “data controller” (as defined in section 2 of DPL) in relation to such information, and MaplesFS may handle such information in accordance with the applicable data protection laws (including DPL) and MaplesFS’s privacy notice, which is available at www.maples.com/privacy/ or upon request.

12	Counterparts

This Agreement may be executed in any number of counterparts by the parties on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same agreement.

13	Entire Agreement

This Agreement supersedes any and all previous agreements between MaplesFS and the Licensee for the use of the Office Space and the provision of the Office Equipment. This Agreement sets out the entire agreement and understanding between the parties with respect to the subject matter of it.

14	Severance

If any provision in this Agreement shall be determined to be void or unenforceable in whole or in part for any reason whatsoever such invalidity or unenforceability shall not affect the remaining provisions or any part thereof contained within this Agreement and such void or unenforceable provisions shall be deemed to be severable from any other provision or part thereof herein contained.

15	Third Party Rights

15.1

A person who is not a party to this Agreement may not, in its own right or otherwise, enforce any term of this Agreement except that each Indemnified Person may in its own right enforce Clause 7 of this Agreement subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced.

15.2

Notwithstanding any other term or provision of this Agreement, the consent of any person who is not a party to this Agreement (including, without limitation, any Indemnified Person) is not required for any amendment to, or variation, release, rescission or termination of this Agreement.

16	Governing law

16.1

This Agreement and any dispute, claim, suit, action or proceeding of whatever nature arising out of or in any way related to it or its formation (including any non-contractual disputes or claims) are governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

16.2

Each of the parties to this Agreement irrevocably agrees that the courts of the Cayman Islands shall have exclusive jurisdiction to hear and determine any claim, suit, action or proceeding, and to settle any disputes, which may arise out of or are in any way related to or in connection with this Agreement, and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.

In witness whereof the parties hereto have entered into this Agreement on the day and year first above written.

SIGNED for and on behalf of	)
Burgundy Technology Acquisition Corporation	)
by:	)
)

SIGNED for and on behalf of	)
MaplesFS Limited	)
by:	)
)

Authorised Signatory